Exhibit 23.2

CONSENT OF PINNACLE ENERGY SERVICES, LLC

We have issued our report letters dated January 1, 2007 and October 1, 2007, respectively, on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in the Permian Basin of West Texas acquired by Gulfport Energy Corporation (“Gulfport”) on December 20, 2007 from ExL Petroleum, LP and certain other sellers. As independent oil and gas consultants, we hereby consent to the inclusion of the information contained in our report letters in this Current Report on Form 8-K/A of Gulfport (this “Current Report”) filed with the Securities and Exchange Commission on March 7, 2008 and to all references to our firm in this Current Report. We hereby also consent to the incorporation by reference of such information in the Registration Statements of Gulfport on Forms S-8 (File No. 333-135728 effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001) and on Forms S-3 (File No. 333-146988, effective November 13, 2007; File No. 333-143659, effective July 18, 2007; and File No. 333-139480, effective January 23, 2007).

PINNACLE ENERGY SERVICES, LLC

/s/ JOHN PAUL DICK, P.E.
Name:	John Paul Dick, P.E.
Title:	Manager

March 6, 2008

Oklahoma City, Oklahoma